Exhibit 21

SUBSIDIARIES	JURISDICTION OF INCORPORATION OR ORGANIZATION

Celadon E-Commerce, Inc.	DE

Celadon Logistics, Inc.	DE

Celadon Mexicana, S.A. de C.V.	Mexico

Celadon Trucking Service, Inc.	NJ

Celadon Logistics Services, Inc.	DE

Celadon Trucking Services of Indiana, Inc.	IN

Celadon Canada, Inc.	Ontario, Canada

RIL Acquisition Corp.	DE

Servicios de Transportacion Jaguar, S.A de C.V.	Mexico

TruckersB2B, Inc.	DE

Truckers Insurance and Health Benefit Solutions, LLC	AZ

Zipp Realty LLC	IN

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